Exhibit 23

[HAUSSER + TAYLOR LLC LOGO]

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by references in 10-K/A of FirstMerit Corporation, of our report dated April 12, 2005 relating to the statement of net assets available for benefits of FirstMerit Corporation and Affiliates Employees’ Salary Retirement Plan as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004.

/s/ Hausser + Taylor LLC

Cleveland, Ohio
April 29, 2005